SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                                 Lan Chile S.A.
                                 --------------
                                (Name of Issuer)

                    Shares of Common Stock without par value
                    ----------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
                                 --------------
                                 (CUSIP Number)

                                    12/31/02
                                    --------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------
CUSIP No.     Not applicable          13G
-------------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Tres Mares S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                              (b) |X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                  5.   SOLE VOTING POWER
NUMBER OF
SHARES                 50,627,987
BENEFICIALLY
OWNED             6.   SHARED VOTING POWER
BY EACH
REPORTING              - 0 -
PERSON
WITH              7.   SOLE DISPOSITIVE POWER

                       50,627,987

                  8.   SHARED DISPOSITIVE POWER

                       - 0 -

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,627,987

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9 %

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------
CUSIP No.     Not applicable          13G
-------------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Boris Hirmas Said

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                              (b) |X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                  5.   SOLE VOTING POWER
NUMBER OF
SHARES                 -0-
BENEFICIALLY
OWNED             6.   SHARED VOTING POWER
BY EACH
REPORTING              50,627,987
PERSON
WITH              7.   SOLE DISPOSITIVE POWER

                       -0-

                  8.   SHARED DISPOSITIVE POWER

                       50,627,987

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,627,987

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9 %

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------
CUSIP No.     Not applicable          13G
-------------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Maria Pia Hirmas Said

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                              (b) |X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                  5.   SOLE VOTING POWER
NUMBER OF
SHARES                 -0-
BENEFICIALLY
OWNED             6.   SHARED VOTING POWER
BY EACH
REPORTING              50,627,987
PERSON
WITH              7.   SOLE DISPOSITIVE POWER

                       -0-

                  8.   SHARED DISPOSITIVE POWER

                       50,627,987

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,627,987

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9 %

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------
CUSIP No.     Not applicable          13G
-------------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Paola Hirmas Said

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                              (b) |X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                  5.   SOLE VOTING POWER
NUMBER OF
SHARES                 -0-
BENEFICIALLY
OWNED             6.   SHARED VOTING POWER
BY EACH
REPORTING              50,627,987
PERSON
WITH              7.   SOLE DISPOSITIVE POWER

                       -0-

                  8.   SHARED DISPOSITIVE POWER

                       50,627,987

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,627,987

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9 %

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------
CUSIP No.     Not applicable          13G
-------------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Emilia Said de Hirmas

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                              (b) |X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                  5.   SOLE VOTING POWER
NUMBER OF
SHARES                 -0-
BENEFICIALLY
OWNED             6.   SHARED VOTING POWER
BY EACH
REPORTING              50,627,987
PERSON
WITH              7.   SOLE DISPOSITIVE POWER

                       -0-

                  8.   SHARED DISPOSITIVE POWER

                       50,627,987

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,627,987

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9 %

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:
---------
              Lan Chile S.A. ("Lan Chile")

Item 1(b).    Address of Issuer's Principal Executive Offices:
---------
              Americo Vespucio Sur No. 901, Renca, Santiago, Chile

Item 2(a).    Name of Persons Filing:
----------


         This Statement is filed, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

         (1) Tres Mares S.A.
         (2) Boris Hirmas Said
         (3) Maria Pia Hirmas Said
         (4) Paola Hirmas Said
         (5) Emilia Said de Hirmas

         As of December 31, 2002, Boris Hirmas Said, Maria Pia Hirmas Said, Paola Hirmas Said and Emilia Said de Hirmas held its beneficial ownership interests in Lan Chile through Tres Mares S.A., which is a shareholder of Lan Chile.

         Tres Mares S.A. is owned by Boris Hirmas Said, Maria Pia Hirmas Said, Paola Hirmas Said and Emilia Said de Hirmas.

Item 2(b).    Address of Principal Office or, if None, Residence:
---------

         (1) Avenida Vitacura 5093, Oficina 504, Santiago, Chile.

         (2) Americo Vespucio Norte 520, Oficina 202, Las Condes, Santiago,
             Chile.

         (3) Americo Vespucio Norte 520, Oficina 202, Las Condes, Santiago,
             Chile.

         (4) Americo Vespucio Norte 520, Oficina 202, Las Condes, Santiago,
             Chile.

         (5) Americo Vespucio Norte 520, Oficina 202, Las Condes, Santiago,
             Chile.


Item 2(c).    Citizenship or Place of Organization:
---------
              See Item 4 on pages 2 through 6.

Item 2(d).    Title of Class of Securities:
---------
              Shares of Common Stock without par value.

Item 2(e).    CUSIP Number:

              Not Applicable

Item 3.       Not Applicable


Item 4.       Ownership:

              (a)   Amount beneficially owned:
                    See Item 9 on pages 2 through 6.

              (b)   Percent of class:
                    See Item 11 on pages 2 through 6.

              (c)   Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:
                         See Item 5 on pages 2 through 6.

                   (ii)  Shared power to vote or to direct the vote:
                         See Item 6 on pages 2 through 6.

                   (iii) Sole power to dispose or to direct the disposition of:
                         See Item 7 on pages 2 through 6.

                   (iv) Shared power to dispose or to direct the disposition of:
                         See Item 8 on pages 2 through 6.

Item 5.       Ownership of Five Percent or Less of a Class:
------
              Not Applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:
------
              Not Applicable

Item 7.       Identification and Classification of the Subsidiary Which Acquired
------        the Security Being Reported on by the Parent Holding Company:

              Not Applicable

Item 8.       Identification and Classification of Members of the Group:
------
              Not Applicable

Item 9.       Notice of Dissolution of Group:

              Not Applicable

Item 10.      Certification:

              Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      TRES MARES S.A.

February 14, 2003                      By:  /s/ BORIS HIRMAS SAID
                                            ---------------------------
                                            Name:  Boris Hirmas Said
                                            Title: Legal Representative


                                       By:  /s/ BORIS HIRMAS SAID
                                            --------------------------
February 14, 2003                           Boris Hirmas Said


                                       By:  /s/ MARIA HIRMAS SAID
                                            --------------------------
February 14, 2003                           Maria Pia Hirmas Said


                                       By:  /s/ PAOLA HIRMAS SAID
                                            --------------------------
February 14, 2003                           Paola Hirmas Said


                                       By:  /s/ EMILIA SAID DE HIRMAS
                                            --------------------------
February 14, 2003                           Emilia Said de Hirmas

                                Index of Exhibits

  Exhibit No.                      Description                           Page
  -----------                      -----------                           ----

       1      Joint  Filing  Agreement by and among Tres Mares S.A.,
              Boris  Hirmas  Said,  Maria Pia Hirmas Said,
              Paola Hirmas Said  and Emilia Said de Hirmas.               11